Press Release

February 14, 2007

Endesa shareholders to tender their shares before extended March 29 deadline

Vote to change by-laws at Endesa’s EGM March 20

E.ON encourages all Endesa shareholders to act quickly after the CNMV announced yesterday that it would extend the acceptance period for E.ON’s offer until March 29. In order to capture the value of its attractive offer, shareholders should vote in favour of the amendments to the by-laws at Endesa’s EGM on March 20, either in person or via their bank.

E.ON’s Chief Executive Wulf Bernotat said: “We would like to encourage all shareholders to tender their shares before the CNMV’s deadline of March 29. It is also essential that all shareholders, large and small, vote for a change in the by-laws. Simply put, without this change Endesa shareholders will not be able to benefit from our superb all-cash offer.”

Last week, E.ON welcomed the favourable statement from the Endesa Board that recognised the attractiveness of its 100 percent all-cash offer of 38.75 euros per share, which is available to all shareholders of Endesa. In its announcement, Endesa’s Board members also committed to vote in favour of changing the by-laws, which is a pre-condition of E.ON’s offer.

E.ON AG

E.ON Platz 1

D-40479 Düsseldorf

For information
please contact:

Dr. Peter Blau

Phone: +49-211-45 79-628

Fax: +49-211-45 79-629

Josef Nelles

Phone: +49-211-45 79-544

Fax: +49-211-45 79-566

www.eon.com

Presse@eon.com

Media Contacts

E.ON AG, Corporate Communications

Dr. Peter Blau

+49 (0)211 45 79 627

Josef Nelles

+49 (0)211 45 79 544

Press Release E.ON AG, February 14, 2007

Spain

Deva Comunicaciones

+34 91 360 1720

Gonzalo Lacalle

+34 677 405 341

Juan Torres

+34 666 582 837

UK / International

Finsbury Group

+44 (0)20 7251 3801

Rollo Head

+44 (0)7768 994 987

On the 26 of January 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”).  Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information.  Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information.  The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”).  Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere.  The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere.  Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov.  The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary  regulatory  approvals  or to obtain  them on  acceptable  terms;  the inability to integrate  successfully  Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate;  and other risk  factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.